Exhibit 18

November 4, 2015

Board of Directors USA Truck, Inc.
3200 Industrial Park Road Van Buren, AR 72956	Grant Thornton LLP 2431 E. 61st Street, Suite 500 Tulsa, OK 74136
T 918.877.0700 F 918.877.0805

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to USA Truck, Inc.'s (the “Company”") Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 10 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, the Company changed its accounting for revenue equipment tires. Note 10 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it provides a more precise and less subjective method for recognizing expenses related to tires that is consistent with industry practice.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2014. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Sincerely,

GRANT THORNTON LLP (signed manually) OR

/s/ GRANT THORNTON LLP (typed)

Tulsa, OK

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd